Exhibit 99.1

Duos Edge AI Acquires Additional Edge Data Centers

Three additional EDCs to be deployed for Texas Economic Development

JACKSONVILLE, FL / Globe Newswire / November 07, 2024 - Duos Technologies Group, Inc. (“Duos” or the “Company”) (Nasdaq: DUOT), through its operating subsidiary Duos Edge AI, Inc. (“Duos Edge AI”), a provider of adaptive, versatile, and streamlined Edge Data Center (“EDC”) solutions tailored to meet evolving needs in any environment, announced the early deployment of three new EDCs across Texas. The accelerated acquisition was enabled by using a financing partner, underscoring the Company’s fast-to-market capabilities in delivering edge computing solutions for underserved areas. These additional EDCs will provide low-latency, high-speed internet access tailored for remote districts, directly addressing connectivity challenges faced by schools and public institutions in Texas. The acquisition of these additional units aligns with Duos Edge AI’s commitment to supporting regional development by enabling seamless access to modern digital resources.

The three new EDCs, built by strategic partner Accu-Tech, are complete and ready for deployment. Duos Edge AI intends to deploy these for identified opportunities and expects the acquisition to accelerate plans for having up to 15 units deployed and generating revenue by the end of 2025.

“Bringing these EDCs online ahead of schedule is a milestone for Duos Edge AI and demonstrates our dedication to equipping remote communities with the infrastructure they need to thrive,” said Doug Recker, President of Duos Edge AI. “I would like to thank our financing partner and the Duos finance team for quickly negotiating this agreement and allowing the business to meet the demand for these solutions.”

The rapid EDC deployment model showcases Duos Edge AI’s capacity to efficiently scale edge computing solutions across diverse sectors, providing robust, adaptable infrastructure that meets the evolving needs of rural and underserved markets. These three EDCs are expected to go live by end of Q1 2025, marking a significant step forward in the Texas digital transformation.

To learn more about Duos Edge AI, visit: www.duosedge.ai

To learn more about Duos Technologies, visit www.duostechnologies.com

About Duos Edge AI, Inc.

Duos Edge AI, Inc. is a subsidiary of Duos Technologies Group, Inc. (Nasdaq: DUOT). Duos Edge AI's mission is to bring advanced technology to underserved communities, particularly in education, healthcare, and rural industries, by deploying high-powered edge computing solutions that minimize latency and optimize performance. Duos Edge AI specializes in high-function Edge Data Center (“EDC”) solutions tailored to meet evolving needs in any environment. By focusing on providing scalable IT resources that seamlessly integrate with existing infrastructure, its solutions expand capabilities at the network edge, ensuring data uptime onsite services. With the ability to provide 100 kW+ per cabinet, rapid 90-day deployment, and continuous 24/7 data services, Duos Edge AI aims to position its edge data centers within 12 miles of end users or devices, significantly closer than traditional data centers. This approach enables timely processing of massive amounts of data for applications requiring real-time response and supporting current and future technologies without large capital investments. For more information, visit www.duosedge.ai.

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, through its wholly owned subsidiaries, Duos Technologies, Inc. and Duos Edge AI, Inc. designs, develops, deploys, and operates intelligent technology solutions for Machine Vision and Artificial Intelligence (AI) applications including real-time analysis of fast-moving vehicles and Edge Data Centers. For more information, visit www.duostech.com and www.duosedge.ai.

Forward- Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law. All forward-looking statements attributable to Duos Technologies Group, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Contacts

Corporate

Fei Kwong

Director, Corporate Communications

Duos Technologies Group, Inc. (Nasdaq: DUOT)

+1.904.652.1625

fk@duostech.com
DUOT@duostech.com

Duos Edge AI

Media Contact

iMiller Public Relations

+1.914.315.6424

pr@imillerpr.com